Exhibit 99.1

QUINPARIO ACQUISITION CORP. AND JASON INCORPORATED

ANNOUNCE CLOSING OF BUSINESS COMBINATION

Trading of Common Stock under Ticker Symbol JASN to Commence July 1, 2014

ST. LOUIS, MISSOURI AND MILWAUKEE, WISCONSIN — June 30, 2014 /Globe Newswire/ - Quinpario Acquisition Corp. (Nasdaq: QPAC, QPACU, QPACW) (“Quinpario” or the “Company”), today announced the completion of its previously announced business combination transaction to acquire Jason Incorporated (“Jason”), following receipt of stockholder approval of the business combination and related proposals at the Company’s special meeting of stockholders held today. Jason is a global family of market-leading manufacturing businesses within the finishing, seating, components and automotive acoustics markets. As part of the transaction, Quinpario will change its name to Jason Industries, Inc.

Quinpario completed its initial public offering, resulting in gross proceeds of $172,500,000, inclusive of the underwriters’ exercise of their over-allotment option in full, in August 2013. Its stockholders overwhelmingly approved the acquisition of Jason, with 89 percent of the shares voting, 100 percent of which were voted in favor of the transaction, allowing for the swift completion of the business combination only 11 months after Quinpario’s initial public offering. In excess of 85 percent of the amount initially placed into trust remained in trust at the closing.

Effective Tuesday, July 1, 2014, the Company’s common stock ticker symbol will be “JASN” and the ticker symbol for the Company’s warrants will be “JASNW.”

“This is an exciting opportunity to take an established company with market-leading businesses and leveraging its strong balance sheet to take its growth legacy to the next level,” said Mr. Jeffry N. Quinn, chairman of the board of directors of the Company. “I’m confident Jason’s strong presence in certain markets, combined with the experience of Quinpario’s team in growing global businesses and identifying new platform opportunities, will provide significant value for our stockholders.”

Mr. David Westgate, who was chairman, president and chief executive officer of Jason will serve as chief executive officer of the Company. The new board of directors consists of certain current members of the Quinpario board, members of the existing Jason board and other qualified individuals. The Jason management team, as well as the teams in place within its business units, will remain intact and are committed to continuing to deliver outstanding service, support and value. The Company’s headquarters will remain located in Milwaukee, Wisconsin.

“This combination of resources positions us to make significant progress toward achieving our growth strategy, building upon our current businesses and exploring new opportunities,” added Mr. Westgate. “The strength of our leadership and businesses, coupled with our focus on customer satisfaction and platform expansion, will continue to create value for the customers and employees of Jason.”

Quinpario was advised by Olshan Frome Wolosky LLP and Graubard Miller as legal counsel with Stifel, Nicolaus & Company Incorporated as financial advisor. Jason was advised by Kirkland & Ellis LLP as legal counsel with Robert W. Baird & Co. as financial advisor.

The Company will host a conference call to discuss the transaction on Tuesday, July 8, 2014, at 10 a.m. Eastern Daylight Time. The conference call can be accessed by dialing 877-407-3982 (domestic) or 1-201-493-6780 (international). A telephonic replay will be available approximately three hours after the call and can be accessed by dialing 877-870-5176, or for international callers, 1-858-384-5517. The passcode for the live call and the replay is 13585931. The telephonic replay will be available until 11:59 p.m. (Eastern Daylight Time) on July 15, 2014.

Interested investors and other parties may also listen to a simultaneous webcast of the live conference call by logging onto the Investor Relations section of the Company’s website at www.investors.jasoninc.com. The online replay will be available on the website immediately following the call.

About The Company

Jason Industries, Inc. is now parent company to a global family of manufacturing leaders within the seating, finishing, components and automotive acoustics markets, including Assembled Products (Buffalo Grove, Ill.), Janesville Acoustics (Southfield, Mich.), Metalex (Libertyville,

Ill.), Milsco (Milwaukee, Wis.), Morton Manufacturing (Libertyville, Ill.), Osborn (Cleveland, Ohio and Burgwald, Germany) and Sealeze (Richmond, Va.). All Jason companies utilize the Jason Business System, a collaborative manufacturing strategy applicable to a diverse group of companies that includes business principles and processes to ensure best-in-class results and collective strength. Headquartered in Milwaukee, Wis., the Jason companies employ more than 4,000 individuals in 15 countries. To learn more, visit www.jasoninc.com.

Forward-looking Statements

This news release may include forward-looking statements. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that the Company expects or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform to the Company’s expectations and predictions is subject to a number of risks and uncertainties.

Contacts:

MEDIA

Melissa H. Zona

+1 (636) 751-4057

mhzona@quinpario.com

INVESTORS

Richard Zubek

+1 (203) 428-3230

investors@jasoninc.com

Source: Quinpario Acquisition Corp. and Jason Incorporated

ST. LOUIS, MO and MILWAUKEE, WI

6/30/14